Exhibit 99.1

FOR IMMEDIATE RELEASE
Lumos Pharma Promotes Pisit “Duke” Pitukcheewanont, MD to Chief Medical Officer
AUSTIN, TX, January 4, 2024 (GLOBE NEWSWIRE) – Lumos Pharma, Inc. (NASDAQ:LUMO), a late-stage biopharmaceutical company focused on therapeutics for rare diseases, has promoted Pisit “Duke” Pitukcheewanont, MD, known also as Dr. Duke, to the position of Chief Medical Officer (CMO), effective January 1, 2024. In this role, Dr. Pitukcheewanont will provide his leadership in Lumos Pharma's efforts to hone its clinical and regulatory strategy, and he will continue to oversee medical affairs as the Company prepares to initiate its pivotal Phase 3 trial evaluating the efficacy of oral LUM-201 in treating moderate pediatric growth hormone deficiency (PGHD).
“Dr. Duke has extensive experience in clinical development and medical affairs related to the advancement of novel therapeutics for growth disorders. In his recent role, he was instrumental in both the expeditious enrollment of Lumos Pharma’s Phase 2 trials evaluating LUM-201 for moderate PGHD and the timely analysis and release of topline data from these trials” said Rick Hawkins, Chairman and CEO. “Dr. Duke’s impressive academic tenure at the Keck School of Medicine, University of Southern California, Children Hospital Los Angeles and his over 12-year presidency at the Human Growth Foundation underscore his ability to engage with an extensive network of endocrinologists and disseminate advanced approaches for treating growth disorders within this community. In his role as Lumos Pharma’s CMO, Dr. Duke is expected to significantly bolster the advancement of our clinical programs.”
“I am honored to assume the role of Chief Medical Officer of Lumos Pharma,” Dr. Pitukcheewanont stated. “I am thrilled with Lumos Pharma’s progress to date in the development of potentially the first oral therapy for moderate PGHD, and I am excited to continue working with Rick and our talented team to advance the company toward our clinical and strategic goals.”
Dr. Pitukcheewanont is a seasoned pediatric endocrinologist with over 25 years of combined clinical expertise and research contributions in the field. He currently serves as Adjunct Professor of Clinical Pediatrics at the Children’s Hospital of Los Angeles, Keck School of Medicine of the University of Southern California, and has been a faculty physician there since 1998. Concurrently, he also serves as the President of the Human Growth Foundation, a global non-profit committed to advancing research, delivering education, and championing support for endocrinologists, healthcare practitioners, as well as individuals and families impacted by growth disorders. Throughout his career, Dr. Pitukcheewanont has been the recipient of numerous research grants and has authored over 70 publications.
Dr. Pitukcheewanont initially joined Lumos Pharma in May 2022 as Vice President of Global Clinical Development and Medical Affairs. His role expanded in June 2023 when he assumed the position of Senior Vice President in the same capacity.
Before joining Lumos Pharma, Dr. Pitukcheewanont served in key roles as the Vice President of Medical Affairs and Vice President of Global Medical Ambassador and Medical Education at Ascendis Pharma. During this time, he was instrumental in spearheading the development and pre-launch medical strategies for Skytrofa®, the weekly injectable growth hormone designed for PGHD (Pediatric Growth Hormone Deficiency). Furthermore, Dr. Pitukcheewanont has maintained an active engagement with several pharmaceutical and rare disease companies, contributing his expertise by serving on numerous advisory and executive boards.

Exhibit 99.1

About Lumos Pharma
Lumos Pharma, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of therapeutics for rare diseases. The Company was founded and is led by a management team with longstanding experience in rare disease drug development. Lumos Pharma’s lead therapeutic candidate, LUM-201, is a novel, oral growth hormone (GH) secretagogue, seeking to transform the ~$3.4B global GH market from injectable to oral therapy. LUM-201 is currently being evaluated in multiple Phase 2 clinical studies in Pediatric Growth Hormone Deficiency (PGHD) and has received Orphan Drug Designation in both the US and EU. For more information, please visit https://lumos-pharma.com/.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of Lumos Pharma, Inc. that involve substantial risks and uncertainties. All such statements contained in this press release are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. A law that, in part, gives us the opportunity to share our outlook for the future without fear of litigation if it turns out our predictions were not correct. Please keep in mind that actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make.

We have attempted to identify forward-looking statements by using words such as “projected,” "upcoming," "will," “would,” "plan," “intend,” "anticipate," "approximate," "expect," “potential,” “imminent,” and similar references to future periods or the negative of these terms. Not all forward-looking statements contain these identifying words. Examples of forward-looking statements include, among others, statements we make regarding the advancement of oral LUM-201 to Phase 3, the potential for LUM-201 to be the first oral therapeutic for PGHD, and any other statements other than statements of historical fact.

Our forward-looking statements are neither historical facts nor assurances of future performance. You should not rely on any of these forward-looking statements and, to help you make your own risk determinations, we have provided an extensive discussion of risks that could cause actual results to differ materially from our forward-looking statements in the "Risk Factors" section and elsewhere in Lumos Pharma’s Quarterly Report on Form 10-Q for the period ended September 30, 2023, as well as other subsequent reports filed with the SEC. All of these documents are available on our website. Before making any decisions concerning our stock, you should read and understand those documents.

We anticipate that subsequent events and developments will cause our views to change. We may choose to update these forward-looking statements at some point in the future, however, we disclaim any obligation to do so. As a result, you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

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Investor & Media Contact:

Lisa Miller
Lumos Pharma Investor Relations
512-792-5454
ir@lumos-pharma.com